Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Plan Administrator
GAINSCO, INC. 401(k) Plan:

We consent to the incorporation by reference in the registration statements (No. 333-33590 and No. 333-34614) on Form S-8 of GAINSCO, INC. of our report dated June 7, 2005, with respect to the statements of net assets available for benefits of the GAINSCO, INC. 401(k) Plan as of December 31, 2004 and 2003, the related statements of changes in net assets available for benefits for the years then ended, on the related supplemental schedule H, line 4i – schedule of assets (held at end of year) as of December 31, 2004, which report appears in the December 31, 2004 annual report on Form 11-K of the GAINSCO, INC. 401(k) Plan.

KPMG LLP

Dallas, Texas
June 28, 2005